Exhibit 3.29

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	The name of the limited liability company is Compressco Leasing, LLC.

2.	Article 1 of the Certificate of Formation of the limited liability company shall be amended to read in its entirety as follows:

1.	The name of the limited liability company is CSI Compressco Leasing LLC.

3.	The foregoing amendment shall be effective at 12:01 am Eastern Standard Time on December 1, 2014.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate on this 19th day of November, 2014.

COMPRESSCO LEASING, LLC
By:	Compressco Partners Operating, LLC, its Sole Managing Member

By: /s/ Kimberly M. O’Brien
	Name:	Kimberly M. O’Brien
	Title:	Assistant Secretary